Exhibit 10.1

Execution Version

ESSENT GROUP LTD.

AMENDED AND RESTATED

CLASS A COMMON SHARE

SUBSCRIPTION AGREEMENT

Dated as of March 25, 2010

AMENDED AND RESTATED

CLASS A COMMON SHARE SUBSCRIPTION AGREEMENT

AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 25, 2010, by and among Essent Group Ltd., a limited liability company organized under the laws of Bermuda (the “Company”) and each of the Persons (as defined below) listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company is a newly formed insurance holding company which will market and sell insurance and/or reinsurance products through its direct or indirect wholly- owned subsidiaries;

WHEREAS, the Company desires to issue and sell to the Investors shares (the “Shares”) of the Company’s authorized but unissued Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and the Investors, severally and not jointly, desire to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain of the Investors (the “Existing Investors”) are parties to a Class A Common Share Subscription Agreement dated as of February  6, 2009 (the “Existing Subscription Agreement”), pursuant to which the Existing Investors purchased Shares at the Initial Closing (as defined below) and agreed to purchase additional Shares at one (1) or more Subsequent Closings (as defined below), in each case at a purchase price of $10.00 per Share;

WHEREAS, certain of the Investors (the “New Investors”) are not parties to the Existing Subscription Agreement but desire to purchase Shares at the New Investor Closing (as defined below) and each Subsequent Closing, in each case at a purchase price of $12.00 per Share;

WHEREAS, certain of the Existing Investors previously purchased promissory notes from the Company in the aggregate principal amount of $3,130,434.78 (the “Notes”) and tendered the Notes as payment for a portion of the Shares purchased by them at the Initial Closing;

WHEREAS, prior to the New Investor Closing (as defined below), each of Valorina and JPM (each, as defined in the Shareholders Agreement) elected, by notice to the Company, to increase their Funding Amount to the amounts set forth, respectively, on Schedule A hereto, and make a Post-Disclaimer Share Purchase as contemplated by Sections 1.3(b) and (c) of the Existing Subscription Agreement (the “Post-Disclaimer Share Purchases”); and

WHEREAS, the Company and the Investors desire to amend and restate the Existing Subscription Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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1.                                      Purchase and Sale.

1.1                               Sale and Issuance of Shares.  In consideration of and in express reliance upon the representations, warranties and covenants set forth herein and in the Related Documents (as defined below) and subject to the terms and conditions (including, without limitation, the conditions set forth in Sections 1.4, 4, 5 and 6) set forth in this Agreement, the Company shall from time to time issue and sell to each Investor, and each Investor, severally and not jointly, shall purchase from the Company up to, in the aggregate, that number of Shares set forth opposite the name of such Investor under the heading “Total Shares” on Schedule A for the aggregate purchase price set forth opposite the name of such Investor under the heading “Funding Amount” on Schedule A (each, a “Funding Amount” and collectively, the “Funding Amounts”).

1.2                               Bye-laws; Authorization of Shares.  Prior to the New Investor Closing (as defined below):

(a)                         The Company shall have duly adopted its Amended and Restated Bye- laws, in the form attached hereto as Exhibit A (the “Bye-laws”), and the same shall be in full force and effect.

(b)                         The Company shall have authorized: (i)  the sale and issuance of the Shares to the Investors and (ii) the issuance of, and reserved and set aside for issuance, the Class B-1 Common Shares of the Company, $.01 par value per share (the “Class B-1 Common Shares”), to be issued upon conversion of the Shares (the “Conversion Shares”).

1.3                               Initial Closing; New Investor Closing.

(a)                         Subject to Sections 4 and 7 hereof, the payment for, and delivery of, the Shares to be purchased at the Initial Closing (as defined below) took place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. E.S.T. on February 6, 2009 (which time, date and place are referred to in this Agreement as the “Initial Closing”).  At the Initial Closing, the Company delivered to each Investor a certificate or certificates, registered in the name of such Investor, representing that number of Shares set forth opposite the name of such Investor under the heading “Shares at Initial Closing” on Schedule A against delivery to the Company by the Investor at the Initial Closing of the amount set forth opposite the name of such Investor under the heading “Initial Purchase Price” on Schedule A payable by exchange of tendered Notes (in which case the outstanding principal amount of the Notes as of the time of the Initial Closing was credited, dollar for dollar, towards the purchase price) and otherwise in immediately available funds by wire transfer to an account or accounts designated by the Company in writing to each Investor within a reasonable amount of time prior to the Initial Closing.  The Company acknowledges and confirms that, upon consummation of the Initial Closing, each Investor had full legal ownership of the Shares issued to it at the Initial Closing and all right, title and interest in and to such Shares as of the date of the Initial Closing.

(b)                         Subject to Sections 5 and 7 hereof, the payment for, and delivery of, the Shares to be purchased at the New Investor Closing (as defined below) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. E.D.T. on the date hereof, or at such other time, date or place as the Company and the New Investors shall mutually agree (which time, date and place are referred to in this Agreement as the “New Investor Closing”).   At the New Investor Closing, the Company shall deliver to each New Investor a certificate or certificates, registered in the name of such New Investor, representing that number of Shares set forth opposite the name of such New Investor under the heading “Shares at New Investor Closing” on Schedule A against delivery to the Company by the New Investor at the New Investor Closing of the amount set forth opposite the name of such New Investor under the heading “Initial Purchase Price” on Schedule A payable in immediately available funds by wire transfer to an account or accounts designated by the Company in writing to each New Investor within a reasonable amount of time prior to the New Investor Closing.  The Company acknowledges and confirms that, upon consummation of the New Investor Closing, each New Investor shall have full legal ownership of the Shares issued to it at the New Investor Closing and all right, title and interest in and to such Shares as of the date of the New Investor Closing.

(c)                          As of the New Investor Closing, the Funding Amount of each Investor shall be as set forth on Schedule A.

1.4                               Draws; Approval of Reinsurance Contracts; Subsequent Closings.

(a)                         From time to time following the Initial Closing until the earliest to occur of (i) the fifth anniversary of the Initial Closing, (ii) the closing of a Sale Transaction (as defined in the Bye-laws) and (iii) the closing of an initial public offering of the Company’s equity securities (the “Funding Period”), the Company may request, in accordance with and subject to the conditions set forth in this Section 1.4, and each Investor shall pay its Pro Rata Share of, an amount in cash of not less than $5,000,000 in the aggregate and not in excess of the Investors’ then aggregate undrawn Funding Amounts, in exchange for Class A Common Shares on the same terms and at the same price per Class A Common Share as applied and was paid by such Investor at the Initial Closing or the New Investor Closing, as applicable (after giving effect to any share splits, share dividends, combinations, recapitalizations or similar events) (each, a “Draw”).  Draws pursuant to this Section 1.4 shall be initiated by the Board of Directors of the Company (the “Board”).  Except for Company Securities (as defined below) not subject to preemptive rights under Sections 11.5 (c), (d), (e), (f) and (i) of the Shareholders Agreement, the Company shall not issue Company Securities during the Funding Period at a price per share less than the fair market value thereof as determined in good faith by the Board.

(b)                         To the extent that the Company requires capital during any period that is not for purposes of a Reinsurance Contract (as defined below), the Board shall initiate a Draw to the extent required to pay accrued compensation and fees under any employment or consulting agreement entered into by the Company or its subsidiaries and in effect as of the Initial Closing, and the Board shall have discretion to initiate a Draw by simple majority vote (i) to prevent a rating agency downgrade, (ii) to prevent a loss of the Tier I designation (or other similar designation) of the Company or its subsidiaries with the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or other government sponsored enterprises (the “GSEs”), (iii)  to prevent actions by other relevant Persons of similar severity or consequence to the operation of the business of the Company and its subsidiaries or (iv) for any other reason consistent with the Company’s rolling seven (7) year strategic plan (as amended and in effect from time to time, the “Strategic Plan”); provided that, in any case, no such Draw may be made if the funding of such Draw would contravene or otherwise be inconsistent with the provisions of this Section 1.4 or the rights of the Investors as set forth in this Agreement or in any Related Document.   Each Investor (other than any Defaulting Investors) shall fund its Pro Rata Share of each such Draw.   Subject to Sections 1.4(g) and (h), Investors that at any time decline or otherwise fail to invest their Pro Rata Share of any Draw in accordance with the terms and conditions set forth herein (“Defaulting Investors”) shall, as the sole and exclusive remedy of the Company and the other Investors, automatically and without further action by the Company or the other Investors forfeit their (A) right (and, except with respect to any Continuing Draw Obligation, cease to be obligated) to participate in future Draws, (B) demand registration rights and priority in registration, (C) rights of first offer or refusal, (D) rights to designate members of the Board and (E) preemptive rights, in each case to which such Defaulting Investor would otherwise be entitled pursuant to this Agreement or the Related Documents.

(c)                          Each contract or related series of contracts to provide reinsurance to be entered into by the Company or its subsidiaries (each, a “Reinsurance Contract”) will require the approval of the Board by simple majority vote. Any Reinsurance Contract for all or a portion of the amount of loss in excess of the reinsured’s specified loss retention (excess of loss reinsurance) or for an agreed percentage of each insurance policy being reinsured (quota-share reinsurance) with respect to then existing books of business (but specifically excluding any contract for quota-share reinsurance of future business) requiring equity capital in excess of five percent (5%) of the aggregate Funding Amounts will require the further approval of Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares.  Each Reinsurance Contract approved by the Board, regardless of size or capital requirement, will be submitted to the Investors for a vote, at a meeting of Investors held for such purpose, to determine which Investors will elect to be subject to any Draws required in connection with such Reinsurance Contract (and any Investor previously voting in favor of such Reinsurance Contract shall be deemed to have so elected).  Once a Reinsurance Contract is approved by the Board and, to the extent required, the Investors, those Investors voting in favor of such Reinsurance Contract and any other Investors that, after receipt of the required approvals, elect by written notice to the Company to participate in the commitment to fund thereunder (collectively, the “Participating Investors”) will each be subject to a binding and irrevocable commitment to fund, during the Funding Period (unless otherwise agreed by such Investors), its Pro Rata Share of any and all Draws necessary to meet any reinsurance obligations thereunder (each, a “Reinsurance Draw”); provided, that in no event will any Investor’s obligation to fund in response to a Reinsurance Draw, together with all other Draws initiated by the Board, exceed such Investor’s Funding Amount.  Investors that are not Participating Investors with respect to any Reinsurance Contract approved by the Board and, to the extent required, the Investors, shall be Defaulting Investors for purposes of this Agreement and the Related Documents and shall, as the sole and exclusive remedy of the Company and the other Investors, automatically and without further action by the Company or the other Investors forfeit all rights to be forfeited by Defaulting Investors pursuant to Section 1.4(b); provided, that such Investor shall remain obligated to fund in response to all Reinsurance Draws under any Reinsurance Contract with respect to which such Investor is a Participating Investor (the “Continuing Draw Obligations”).  Each Participating Investor shall fund its Pro Rata Share of each Reinsurance Draw.  Each Participating Investor that fails to fund in response to a Reinsurance Draw in accordance with the terms set forth herein shall automatically and without further action by the Company or the other Investors (i) forfeit all rights to be forfeited by Defaulting Investors pursuant to Section 1.4(b), (ii) forfeit all piggyback registration rights to which such Defaulting Investor was otherwise entitled and (iii) offer, and to the extent that such offer is accepted sell, all Company Securities held by such Defaulting Investor to the non-defaulting Participating Investors (pro rata in proportion to their respective unfunded Funding Amounts) or, to the extent that less than all such securities are purchased by such Participating Investors, the Company, in each case at a purchase price equal to the lesser of fifty percent (50%) of the original cost of such securities or fifty percent (50%) of the fair market value thereof (as determined in good faith by the Board, excluding any director designated by such Defaulting Investor).  The obligation of the Participating Investors to fund in response to a Reinsurance Draw shall be binding and enforceable by the Company and, in the event of a default by any Participating Investor of such obligation, the Company shall be entitled, in addition to the remedies set forth above, to pursue all rights and remedies available to it at law or in equity.

(d)                         In connection with each Draw (including each Reinsurance Draw), the Company shall provide written notice to each Investor (other than any Defaulting Investors that are not subject to a Continuing Draw Obligation) at least fifteen (15) business days prior to the date of such Draw (each, a “Draw Notice”) setting forth, among other things, (i) the aggregate dollar amount of such Draw, (ii) such Investor’s Pro Rata Share of such Draw, (iii) the number of Shares issuable to such Investor upon the investment of such amount, (iv) the date of such Draw (the “Draw Date”) and (v) a statement as to whether or not such Draw is a Reinsurance Draw. Not later than five (5) business days prior to the applicable Draw Date, each Investor shall notify the Company in writing as to whether or not it will fund its full Pro Rata Share of such Draw.  If less than all Investors notify the Company of their intent to fund their full Pro Rata Share of such Draw, the Company will provide notice of any anticipated shortfall to all other Investors prior to the Draw Date.

(e)                          Subject to Sections 6 and 7 hereof, the closing of each subsequent purchase and sale of Shares in connection with a Draw shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. E.S.T. on the Draw Date, or at such later time, date or place as the Company and the Major Investors (as defined in the Shareholders Agreement) shall mutually agree (each which time, date and place are referred to in this Agreement as a “Subsequent Closing” and, together with the Initial Closing and the New Investor Closing, the “Closings”).  At each Subsequent Closing, the Company shall deliver to each Investor a certificate or certificates, registered in the name of such Investor, representing that number of Shares to be purchased at such Subsequent Closing against delivery to the Company by the Investor of the amount required to purchase such Shares payable in immediately available funds by wire transfer to an account or accounts designated by the Company in writing.   The Company acknowledges and confirms that, upon consummation of each Subsequent Closing, each Investor shall have full legal ownership of the Shares issued to it at such Subsequent Closing and all right, title and interest in and to such Shares as of the date of such Subsequent Closing.

(f)                           In the event that any Draw pursuant to this Section 1.4 is not fully-funded because any Investor (a “Non-Funding Investor”) declines or otherwise fails to fund its Pro Rata Share of such Draw as contemplated hereby (including any failure to fund that does not constitute a default pursuant to Sections 1.4(g) or 1.4(h)), the Company may (i) initiate another Draw from the Investors (other than from such Non-Funding Investor) or (ii) arrange for any other Investor or, subject to the prior approval of at least sixty-six and two-thirds percent (662/3%) of the members of the Board (other than any members of the Board designated by a Non- Funding Investor) and each Major Investor, a new third party investor (a “Substitute Investor”) to invest the amount of the shortfall, to assume the unfunded Funding Amount of such Non- Funding Investor and, in the case of a Substitute Investor, to join in and become a party to this Agreement and the Related Documents as an Investor.  The Non-Funding Investor may, but shall not be obligated to, transfer all (but not less than all) Shares then held by it to the Substitute Investor.   Any such transfer shall be a permitted transfer under Section 3(a)(iii) of the Shareholders Agreement, and upon such transfer the Investor or the Substitute Investor, as applicable, shall, in any case where the Non-Funding Investor is a Defaulting Investor, have all of the rights attributable to the transferred Shares which were otherwise forfeited by the Non- Funding Investor pursuant to this Section 1.4.  If authorized by the Board (other than any members of the Board designated by a Non-Funding Investor) and each Major Investor, each Investor participating in any Draw initiated pursuant to clause (i) of this Section 1.4(f) may, at its option, sell its Shares purchased in such Draw to a Substitute Investor (if such Substitute Investor so agrees) at the same price per Share applicable to such Shares in such Draw and, in such event, such sale shall be a permitted transfer under Section 3(a)(iii) of the Shareholders Agreement and the decrease in the unfunded Funding Amount of such Investor resulting from the purchase of such Shares shall be reversed as if such Draw had never taken place.

(g)                          (i)                                     In the event that, at any time during which JPM, Valorina, RenRe, PartnerRe or Wellington (each, as defined in the Shareholders Agreement, a “Non-Controlling Investor”) owns less than ten percent (10%) of the outstanding voting Company Securities and has not obtained approval or deemed approval (only if the Pennsylvania Department of Insurance (the “PA Department”) does not disapprove the Disclaimer but declines to issue a written approval) from the PA Department of a disclaimer of affiliation in form and substance as required by applicable laws with respect to its indirect interest in Essent Guaranty, Inc. (a “Disclaimer”) or an application for approval of the acquisition of control on Form A (a “Form A”), after giving effect to the purchase of additional voting Company Securities by such Non- Controlling Investor at any Subsequent Closing in accordance with this Section 1.4, such Non- Controlling Investor would own ten percent (10%) or more of the outstanding voting Company Securities (such purchase, a “Trigger Purchase”), such Non-Controlling Investor shall be obligated (A) to purchase only the amount of Company Securities resulting in its ownership of

9.9% of outstanding voting Company Securities and, (B) not later than five (5) business days following receipt of written notice of a Trigger Purchase from the Company on or promptly following any Subsequent Closing, file and use commercially reasonable efforts to obtain approval or deemed approval (only if the PA Department does not disapprove the Disclaimer but declines to issue a written approval) from the PA Department of a Disclaimer or, in its sole and absolute discretion and subject to Section 1.4(g)(v), Form A, in each case, in respect of the excess amount of Company Securities.

(ii)                          In the event that, after giving effect to the purchase of Excess Securities (as defined below) by any Non-Controlling Investor at any Subsequent Closing which occurs after receipt by such Non-Controlling Investor of an approved Disclaimer or Form A, such Non-Controlling Investor’s percentage interest in the voting Company Securities would increase above the maximum amount provided for in the approved Disclaimer or approved Form A (the “Maximum Percentage Interest”), or such Non-Controlling Investor otherwise receives notice that material facts upon which the PA Department based the approved Disclaimer will change, (such purchase, a “Subsequent Trigger Purchase”), such Non-Controlling Investor shall be obligated (A) to purchase only the amount of Company Securities resulting in its ownership of the Maximum Percentage Interest of outstanding voting Company Securities and, (B) not later than ten (10) business days following receipt of written notice of a Subsequent Trigger Purchase from the Company on or promptly following any Subsequent Closing, file and use commercially reasonable efforts to obtain approval or deemed approval (only if the PA Department does not disapprove the Disclaimer but declines to issue a written approval) from the PA Department of an amended Disclaimer or, in its sole and absolute discretion, subject to Section 1.4(g)(v), a Form A or amended Form A, in each case, in respect of the excess amount of Company Securities.   Any amended Disclaimer, Form A or amendment thereto filed pursuant to this Section 1.4(g) shall be referred to herein as a “Regulatory Filing” and, any such filing that is approved by the PA Department shall be referred to herein as an “Approved Regulatory Filing”.

(iii)                       In the event that any Regulatory Filing filed by a Non-Controlling Investor following a Trigger Purchase or a Subsequent Trigger Purchase is approved by the PA Department without a Burdensome Condition (as defined below), the Non-Controlling Investor shall be obligated to purchase the full excess amount of any securities not purchased pursuant to Section 1.4(g)(i) or 1.4(g)(ii) and approved under such Approved Regulatory Filing (the “Excess Securities”) within three (3) business days of its receipt of the Approved Regulatory Filing.  In the event that any Regulatory Filing filed by a Non-Controlling Investor following a Trigger Purchase or a Subsequent Trigger Purchase is disapproved by the PA Department, or is approved with any Burdensome Condition imposed on the Non-Controlling Investor following which approval the Non-Controlling Investor elects not to complete the purchase, such Non-Controlling Investor shall not be obligated to purchase any Excess Securities. The failure of any Non- Controlling Investor to purchase Excess Securities following the disapproval by the PA Department of its Regulatory Filing or any amendment thereto or the approval of its Regulatory Filing or any amendment thereto without any Burdensome Condition shall not result in such Non-Controlling Investor being deemed to be a Defaulting Investor or forfeiting any rights as a result of such failure; provided that such Non-Controlling Investor otherwise complies with this Section  1.4(g).  Following any failure of any Non-Controlling Investor to purchase Excess

Securities following approval or deemed approval (only if the PA Department does not disapprove the Regulatory Filing but declines to issue a written approval) of its Regulatory Filing or any amendment thereto without any Burdensome Condition, the Company may take such steps as it deems appropriate in accordance with Section 1.4(f).  “Burdensome Condition” means conditions which would, individually or in the aggregate, be reasonably likely to have a material adverse effect on an Investor’s business, properties, assets or financial condition or would require such Investor to (A) divest or hold separate any of its or its Affiliate’s (as defined in the Shareholders Agreement) assets or any portion of their respective businesses, (B) forfeit any of its rights to designate directors on the Board pursuant to Section 9.1 of the Shareholders Agreement, (C) agree to any reduction of the voting power conferred by the Company Securities held by it in excess of any reduction required under Bye-Law 34 of the Bye-Laws, (D) make any material expenditure, (E) agree to any other condition, qualification or restriction materially and adversely affecting any of the benefits which it would otherwise receive from its investment in the Company had such Investor not been subject to the condition, qualification or restriction, or imposing any material burden on such Investor or (F) in the case of Valorina, provide disclosure with respect to the Persons previously identified to the Investors other than as required pursuant to 40 P.S. s. 991.1404(k) and 31 Pa Code s. 25.20 and customarily requested by the PA Department in connection with disclaimers of control or disclosure with respect to any other Person, it being acknowledged that, except as provided in clause (C) above, a limitation on ownership of voting Company Securities (for purposes of Section 1.4, in an amount that exceeds the amount approved under the terms of an approved Disclaimer then in effect) shall not, per se, be deemed a Burdensome Condition.

(iv)                      Any amounts funded by a Non-Controlling Investor that would result in ownership of outstanding voting Company Securities in excess of the Company Securities obligated to be purchased by such Non-Controlling Investor pursuant to Section 1.4(g)(i) or 1.4(g)(ii), as the case may be, shall not be deemed for any purpose to be invested in the Company and shall be held by the Company in a segregated escrow account (with any investment income thereon being for the account of such Non-Controlling Investor) and released promptly to the Non-Controlling Investor upon request therefor.

(v)                         In its sole and absolute discretion, in lieu of filing a Disclaimer or amended Disclaimer pursuant to this Section 1.4(g), a Non-Controlling Investor, upon written notice to the Company not later than five (5) business days following receipt of notice of a Trigger Purchase or Subsequent Trigger Purchase, may elect to file and use commercially reasonable efforts to obtain approval from the PA Department of a Form A in respect of any Excess Securities, it being understood that such filing shall be made at the earliest reasonably practicable time but need not be filed within ten (10) business days of receipt of notice of the Trigger Purchase or Subsequent Trigger Purchase.  For the avoidance of doubt, the parties acknowledge and agree that the decision to file a Form A shall be made in the sole and absolute discretion of the Non-Controlling Investor, and no Non-Controlling Investor shall at any time be obligated to file a Form A pursuant to this Section 1.4(g) or under any other provision of this Agreement or any Related Document.

(h)                         (i)                                     In no event shall JPM be required by this Agreement at any time to (A) purchase additional voting Company Securities if, after giving effect to such purchase, JPM would own more than fourteen and nine-tenths percent (14.9%) of any class of outstanding voting Company Securities or (B) be deemed to be a Defaulting Investor or otherwise forfeit any rights as contemplated by this Section 1.4 at any time solely for failing to fund that portion of its Pro Rata Share of any Draw which would result in it owning in excess of such amount; provided, that JPM has (1) determined in good faith, upon the advice of counsel and, to the extent commercially reasonable, after consultation with the staff of the Board of Governors of the Federal Reserve System, that ownership by JPM of in excess of fourteen and nine-tenths percent (14.9%) of such class of outstanding voting Company Securities, together with any current or anticipated business relationships with the Company, would result in JPM exercising a controlling influence over the management or policies of the Company under the United States Bank Holding Company Act of 1956 and the rules, regulations and policy guidelines thereunder, or result in the Company being an “affiliate” of JPM for purposes of Sections 23A and 23B of the Federal Reserve Act (a “BHC Control Event”) and (2) been unable, using commercially reasonable efforts, to obtain approval from the Board of Governors of the Federal Reserve System of ownership in excess of such amount; provided, that nothing in this clause (2) shall be deemed to require JPM to accept any Burdensome Condition.  JPM shall endeavor, within a reasonable time prior to any consultation with the staff of the Board of Governors of the Federal Reserve System pursuant to this Section 1.4(h), to advise the Company in connection with the form and content of any such consultation, and JPM shall, to the extent it deems advisable, take into account any comments provided by the Company as to the form or content of such consultation.  In the event that, after giving effect to the purchase of any voting Company Securities by JPM at any Subsequent Closing in accordance with this Section 1.4, JPM would own more than fourteen and nine-tenths percent (14.9%) of any class of outstanding voting Company Securities, any amount funded by JPM in excess of such amount shall be promptly returned by the Company to JPM pending a determination of the permissibility of ownership in excess of such amount in accordance with this Section.

(ii)                                 Following any transfer of Shares by GS pursuant to Section 3(a)(iv) or Section 3(a)(v) of the Shareholders Agreement, in no event shall GS be required by this Agreement at any time to (A) purchase additional Shares if, after giving effect to such purchase, GS would own a percentage of the outstanding Company Securities that is greater than the percentage of the outstanding Company Securities owned by GS immediately following such transfer (the “GS Reduced Ownership Threshold”) or (B) be deemed to be a Defaulting Investor or otherwise forfeit any rights as contemplated by this Section 1.4 at any time solely for failing to fund that portion of its Pro Rata Share of any Draw which would result in it owning in excess of such amount; provided, that GS (1) has determined in good faith, upon the advice of counsel and, to the extent commercially reasonable, after consultation with the staff of the Board of Governors of the Federal Reserve System, that ownership of Company Securities by GS in excess of the GS Reduced Ownership Threshold, together with any current or anticipated business relationships with the Company, would result in GS exercising a controlling influence over the management or policies of the Company under the United States Bank Holding Company Act of 1956 and the rules, regulations and policy guidelines thereunder, or result in the Company being an “affiliate” of GS for purposes of Sections 23A and 23B of the Federal

Reserve Act and (2) has been unable, using commercially reasonable efforts, to obtain approval from the Board of Governors of the Federal Reserve System of ownership in excess of such amount; provided, that nothing in this clause (2) shall be deemed to require GS to accept any Burdensome Condition.  GS shall endeavor, within a reasonable time prior to any consultation with the staff of the Board of Governors of the Federal Reserve System pursuant to this Section 1.4(h), to advise the Company in connection with the form and content of any such consultation, and GS shall, to the extent it deems advisable, take into account any comments provided by the Company as to the form or content of such consultation.  In the event that, after giving effect to the purchase of any voting Company Securities by GS at any Subsequent Closing in accordance with this Section 1.4, GS would own shares of any class of outstanding voting Company Securities in excess of the GS Reduced Ownership Threshold, any amount funded by GS in excess of such amount shall be promptly returned by the Company to GS pending a determination of the permissibility of ownership in excess of such amount in accordance with this Section.

(i)                              Notwithstanding anything to the contrary contained herein or in the Related Documents, in no event shall any Investor (i) be required by this Agreement at any time to fund any amount in excess of its unfunded Funding Amount at such time, (ii) forfeit any rights as contemplated by this Section 1.4 at any time solely for failing to fund an amount in excess of its unfunded Funding Amount at such time, (iii) be obligated to fund any amount in response to a Draw (including a Reinsurance Draw) after the expiration of the Funding Period or (iv) be obligated to fund any amount in response to a Draw (including a Reinsurance Draw), and the Company shall have no authority to initiate a Draw or issue a Draw Notice, at any time during which (A) any governmental or regulatory authority has taken control of the assets of the Company or any of its subsidiaries or (B) the Company or any of its subsidiaries is the subject of any voluntary or involuntary dissolution, liquidation, receivership, bankruptcy, insolvency or winding-up proceedings.  Any Investor may, for any reason in its sole discretion, decline to fund its Pro Rata Share of any Draw (other than any Reinsurance Draw), subject only to the applicable remedies provided in this Section 1.4.

(j)                             Each Investor’s “Pro Rata Share” of any Draw shall be equal to the proportion that such Investor’s undrawn Funding Amount as of the relevant Draw Date bears to the aggregate undrawn Funding Amounts of all Investors as of such date; provided, that (i) for any Draw that occurs after any Investor has become a Defaulting Investor, each Investor’s “Pro Rata Share” shall be equal to the proportion that such Investor’s undrawn Funding Amount bears to the aggregate undrawn Funding Amounts of all Investors, other than any such Defaulting Investors and (ii) for any Reinsurance Draw, each Participating Investor’s “Pro Rata Share” of such Reinsurance Draw shall be equal to the proportion that such Participating Investor’s undrawn Funding Amount as of the relevant Draw Date bears to the aggregate undrawn Funding Amounts of all Participating Investors as of such date.  For purposes of this Agreement and the Related Documents, each Investor’s undrawn Funding Amount shall be increased by and shall include an amount equal to the aggregate repurchase price paid to such Investor (other than any accrued dividends) in respect of all Class A Common Shares repurchased by the Company (the “Repurchase”) pursuant to the Repurchase Agreement, dated the date hereof, among the Company and the Investors (the “Repurchase Agreement”).

1.5                       Stamp Duties or Taxes.  No stamp, transfer or similar duties or taxes are payable in respect of the offer, issuance, sale and delivery of the Shares to any Investor, provided, that any such Investor is not a resident of Bermuda for Bermuda exchange control purposes.

2.                                      Representations and Warranties and Covenant of the Company.

As a material inducement to the Investors to enter into and perform their respective obligations under this Agreement, the Company represents and warrants to and agrees with each Investor as of the Initial Closing and the New Investor Closing and, except as set forth in the disclosure schedule delivered at or prior to such Subsequent Closing pursuant to Section 6.6 (each, a “Disclosure Schedule”), as of each Subsequent Closing, as follows:

2.1                       Organization and Standing.  The Company is duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to carry on its business as now conducted and as currently proposed to be conducted.  Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted.   The Company and each subsidiary of the Company are duly qualified to transact business and are in good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), earnings, business, properties or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

2.2                               Capitalization.

(a)                         As of the date hereof, the authorized capital of the Company consists of: (i) 75,500,000 Class A Common Shares, (A) 25,521,374.61 of which are issued and outstanding and held of record as set forth on Schedule B, (B) 22,073,422.32 of which will be issued and outstanding and held of record as set forth on Schedule B after giving effect to the Repurchase, (C)  37,110,244.27 of which are reserved for issuance under this Agreement and (D) 1,782,047.718 of which are to be issued at the New Investor Closing and (ii) 94,039,326 Class B Common Shares (the “Class B Common Shares”), (A) 84,769,663 of which are designated as Class B-1 Common Shares (1) 75,500,000 of which are reserved for issuance upon conversion of the Class A Common Shares and (2) 9,269,662.9 of which are reserved for issuance upon conversion of the Class B-2 Common Shares and (B) 9,269,663 of which are designated as Class B-2 Common Shares (the “Class B-2 Common Shares”) (1) 7,346,206.70 of which are issued and outstanding (subject to vesting) under the Company’s 2009 Restricted Share Plan (the “Share Plan”) as of the New Investor Closing and held of record as set forth on Schedule B and (2) 1,923,456.20 of which are reserved for issuance under the Share Plan.

(b)                         The capitalization chart attached hereto as Schedule B (the “Capitalization Chart”) sets forth a true, accurate and complete list of all holders of the Company’s outstanding Class  A Common Shares, Class  B Common Shares and any other Company Shares or Convertible Securities of the Company (“Company Securities”) and their holdings of Company Securities immediately before the New Investor Closing and immediately after the New Investor Closing and the Repurchase, assuming consummation of the transactions contemplated hereby and by the Repurchase Agreement (in each case after giving effect to the Post-Disclaimer Share Purchases).  “Company Shares” means the authorized shares, including all classes of common shares and preference shares, voting and nonvoting, in the share capital of the Company. “Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for Class B-1 Common Shares, including Class A Common Shares, Class B-2 Common Shares, options, warrants or other rights to subscribe for or purchase Class  B-1 Common Shares or to subscribe for or purchase other Company Shares or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for Class B-1 Common Shares.

(c)                          All outstanding Company Shares have been duly and validly authorized and issued, are fully paid and non-assessable and have been issued in accordance with the registration or qualification provisions of the United States Securities Act of 1933, as amended (the “Securities Act”) and the relevant securities laws of Bermuda and any state or other jurisdiction or pursuant to valid exemptions therefrom.

(d)                         The Company has authorized and reserved, and covenants to continue to reserve, free and clear of preemptive and other preferential rights, a sufficient number of its previously authorized but unreserved Class B-1 Common Shares to satisfy the Investors’ rights of conversion with respect to the Shares as set forth in the Bye-laws.

(e)                                  Except as set forth in the Bye-laws, the Capitalization Chart, the Shareholders Agreement among the Company and certain of the Investors dated as of February 6, 2009, as amended pursuant to an Amendment No. 1 to Shareholders Agreement in the form attached hereto as Exhibit B (the “Shareholders Agreement”), the Repurchase Agreement and this Agreement: (i) there are no subscriptions, options, warrants, phantom share rights, share appreciation rights, conversion privileges, preemptive rights or other rights (contingent or otherwise) to purchase or acquire any of the authorized but unissued share capital of the Company, (ii) the Company has no obligation to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or any of its assets, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there are no agreements between the Company and any of its shareholders concerning the voting of the Company’s outstanding shares.

(f)                           The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Company Shares are as stated in the Bye-laws and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all Applicable Laws (as defined below).

2.3                       Subsidiaries.  The Company owns one hundred percent (100%) of the issued and outstanding equity securities of each of Essent Reinsurance Ltd., a Bermuda company, and Essent US Holdings, Inc., a Delaware corporation, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”).  Essent US Holdings, Inc. owns one hundred percent (100%) of the issued and outstanding equity securities of Essent Guaranty, Inc., a Pennsylvania corporation, and Essent of PA, Inc., a Pennsylvania corporation, free and clear of any Liens.  Except for the foregoing, the Company does not otherwise (a) own of record or beneficially, directly or indirectly, (i) any shares, securities convertible or exchangeable into shares or any other equity interest or debt security of any corporation or (ii) any equity interest or debt security in any partnership, joint venture or other non-corporate entity or (b) control, directly or indirectly, any other entity.

2.4                               Authorization; Enforceability.

(a)                         The Company has all requisite corporate power and authority to adopt, execute, deliver and perform, as applicable, this Agreement and each of the following agreements and documents (collectively, the “Related Documents”):

(i)                                     the Bye-laws;

(ii)                                  the Shareholders Agreement;

(iii)                               the Registration Rights Agreement among the Company and certain of the Investors dated as of February 6, 2009, as amended pursuant to an Amendment No.1 to Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”); and

(iv)                              the Fee Agreement among the Company and certain of the Investors dated as of February 6, 2009, as amended (the “Fee Agreement”).

(b)                         All action on the part of the Company and its officers, directors and shareholders necessary for (i) the authorization, execution, delivery and performance of all obligations of the Company under each of this Agreement and the Related Documents has been taken and (ii) the issuance and sale by the Company of the Shares hereunder has been taken. Each of this Agreement and the Related Documents constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws (the “Enforceability Exceptions”).

2.5                               Validity of Shares and Issuance.

(a)                         The Shares (i)  are duly authorized, (ii)  when issued and sold to the Investors will be validly issued, (iii) after receipt of all consideration due therefor, will be fully paid and non-assessable and (iv) will be free and clear of any and all Liens except as set forth in this Agreement, the Related Documents or as otherwise created by the Investors.

(b)                         The Conversion Shares (i)  have been duly and validly reserved for issuance upon conversion, (ii) are duly authorized and, when issued in compliance with the provisions of the Bye-laws will be validly issued and fully paid and (iii) will be free and clear of any and all Liens except as set forth in this Agreement, the Related Documents or as otherwise created by the Investors.

2.6                               Financial Statements; Liabilities.

(a)                         The Company has delivered to each of the Investors its unaudited consolidated balance sheets, income statements and statement of cash flows as of and for the periods ended December 31, 2008 and December 31, 2009 (the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial position (with respect to any balance sheet included in such Financial Statements) and the results of operations (with respect to any income statement included in such Financial Statements) and cash flows (with respect to any statement of cash flows included in such Financial Statements), in each case, of the Company and its consolidated subsidiaries as of the date (in the case of the balance sheet) and for the period (in the case of the income statement and statement of cash flows) covered by the Financial Statements.  As of the New Investor Closing, there are no liabilities or obligations of the Company or any subsidiary of the Company, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due other than liabilities reflected on the Financial Statements and liabilities incurred in the ordinary course of business since December 31, 2009 and which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                         As of each Subsequent Closing, the most recent Financial Statements (as defined in the Shareholders Agreement) required to be delivered to each Investor pursuant to Section 10.3 of the Shareholders Agreement fairly present in all material respects the financial position (with respect to any balance sheet included in such Financial Statements) and the results of operations (with respect to any income statement included in such Financial Statements) and cash flows (with respect to any statement of cash flows included in such Financial Statements), in each case, of the Company and its consolidated subsidiaries as of the date (in the case of the balance sheet) and for the period (in the case of the income statement and statement of cash flows) covered by the Financial Statements.  As of each Subsequent Closing, there are no liabilities or obligations of the Company or any subsidiary of the Company, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, other than liabilities reflected on the balance sheet included in the most recent Financial Statements provided to Investors pursuant to Section 10.3 of the Shareholders Agreement and liabilities which would not reasonably be expected to result in a Material Adverse Effect.

(c)                          Neither the Company nor any of its subsidiaries has suffered an event which has had or would reasonably be expected to result in a Material Adverse Effect.

2.7                       Litigation.   Except, in each case, for insurance claims litigation arising in the ordinary course of business and any matters which would not reasonably be expected to result in a Material Adverse Effect:

(a)                         There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any subsidiary of the Company or, to the Company’s knowledge, against any director, officer or employee of the Company or any subsidiary.

(b)                         To the Company’s knowledge, no event has occurred on, and there does not exist any condition on the basis of, which any suit, claim, action, proceeding or investigation might properly be instituted against the Company or any subsidiary of the Company or any director, officer or employee of the Company or any subsidiary.

(c)                          Neither the Company nor any subsidiary of the Company is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(d)                         There is no action, suit, proceeding or investigation by the Company or any subsidiary of the Company currently pending or that the Company or any subsidiary intends to initiate.

2.8                       No Conflicts.   Neither the Company nor any subsidiary of the Company is in violation or breach of any material provision of its memorandum of association, certificate of incorporation, bye-laws or other organizational documents.   The execution, delivery and performance of and compliance with this Agreement and the Related Documents, and the issuance and sale of the Shares and the Conversion Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Bye-laws or other organizational documents of the Company or its subsidiaries, (b) conflict with, or result in any violation of or default or loss of any benefit under, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Company or any subsidiary of the Company is a party or to which any of its property is subject, (c) except as set forth on Schedule 2.8, conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which the Company or any subsidiary of the Company is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event that, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of the Company or any subsidiary or (d) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any subsidiary of the Company, their business or operations or any of their assets or properties, other than, in the case of clauses (b), (c) and (d), conflicts, violations or results which would not reasonably be expected to result in a Material Adverse Effect.

2.9                       Consents   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required in connection with the consummation of the transactions contemplated by this Agreement or the Related Documents, except for (a) with respect to the issuance of the Shares at the Initial Closing and the New Investor Closing, such consents as have been granted or obtained prior to the Initial Closing or the New Investor Closing, as applicable, (b) with respect to the issuance of the Shares at any Subsequent Closing, such consents as shall have been granted or obtained prior to such Subsequent Closing and (c) compliance with notice filing and other requirements under United States federal securities laws and the applicable securities laws of any state or other jurisdiction, which compliance will have occurred within the appropriate time periods therefor.

2.10                Material Contracts.  Except for this Agreement and the Related Documents and except as set forth on Schedule 2.10:

(a)                                 There are no agreements, understandings, instruments, contracts or transactions (whether written or oral) between the Company or its subsidiaries and any Affiliate (as defined in the Shareholders Agreement).

(b)                                 There are no agreements, understandings, instruments, contracts or transactions (whether oral or written) to which the Company or any subsidiary of the Company is a party or by which it or any of its assets is bound that involve (i) obligations of, or payments by or to, the Company or its subsidiaries in excess of $250,000 in any twelve (12) month period, (ii) the issuance of debt or equity securities of the Company or its subsidiaries or the incurrence of indebtedness or the pledge or grant of any security interest or encumbrance on the Company’s or its subsidiaries’ assets, (iii) restrictions on the development, provision or distribution of the Company’s or its subsidiaries’ products or services, (iv) any employment, severance or consulting agreement, (v) the disposition of a material portion of the Company’s or its subsidiaries’ assets or the acquisition of the business or securities or other ownership interests of another Person, (vi) any agreement under which the Company or its subsidiaries is restricted from carrying on any line of business or carrying on business in any geographic location, (vii) any Reinsurance Contract or (viii) any fees or payments to any Person (including any broker, investment bank or other finder) relating to any financing (public or private) or the sale of the enterprise value of the Company or its subsidiaries (through merger, consolidation, asset transfer, equity transfer, license or otherwise) (each, a “Material Contract”).

(c)                                  Schedule 2.10 contains a complete list of all Material Contracts.  With respect to each Material Contract, (i) such Material Contract is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect against the Company or its subsidiaries, as applicable, (ii) neither the Company, its subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach or default in any material respect, and no event has occurred that with notice or lapse of time would constitute a material breach or default on the part of the Company or its subsidiaries or, to the knowledge of the Company, any other party thereto, or permit termination, modification or acceleration, under such Material Contract and (iii) neither the Company or its subsidiaries nor, to the knowledge of the Company, any other party thereto, has repudiated any provision of such Material Contract.

2.11                 Title to Property and Assets.  The Company owns all of its property and assets free and clear of any Liens.  As of the date hereof, the Company does not own any real property. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free and clear of any Liens.

2.12                 Intellectual Property.  The Company or its subsidiaries own or have the right to use all Intellectual Property that is used in their business as now conducted and as proposed to be conducted in the Strategic Plan.  The Company and its subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Intellectual Property owned by them and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  Except as set forth on Schedule 2.12, no Person has any ownership interest, royalty interest, license right or other interest in or to, or any Lien against, any of the Intellectual Property owned by the Company or its subsidiaries.  To the Company’s knowledge, the business of the Company and its subsidiaries as now conducted and as proposed to be conducted in the Strategic Plan does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any Person, and neither the marketing, distribution, provision or use of any of the Company’s or its subsidiaries’ products or services would, if any such product or service was commercially released by the Company or its subsidiaries as of the date hereof, infringe or violate, or constitute a misappropriation of, any other Person’s Intellectual Property rights. “Intellectual Property” means all (i) patents, patent applications, patent disclosures, invention disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, patent applications and registrations thereof, (ii) registered or common law trademarks and service marks, trade dress, Internet domain names, logos, trade names and corporate names and all registrations and applications for registration of the foregoing, (iii) copyrights, data and database rights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) inventions, designs, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, and know-how, and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

2.13                        Employees and Employee Matters.

(a)                          The Company and it subsidiaries have complied in all material respects with all federal, state and local laws relating to the hiring of employees, consultants and advisors and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes.  Neither the Company nor any of its subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or upon any termination of the employment of any such employees.  Neither the Company nor its subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees.  No consent of any union (or any similar group or organization) is required in connection with the consummation of the transactions contemplated hereby.

(b)                         Except as set forth on Schedule 2.13, as of the date hereof the Company does not maintain or contribute to, or have any obligation to contribute to, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other plan, program, arrangement or agreement that provides bonuses, incentive compensation, vacation pay, severance pay, insurance or any other perquisite or benefit to officers, employees or consultants of the Company.

(c)                          As of the date hereof, the Company does not have knowledge that any officer or employee, or that any group of employees, intends to terminate his, her or their employment with the Company or its subsidiaries, nor does the Company or any subsidiary have a present intention to terminate the employment of any officer, employee or group of employees.

2.14                Tax Returns and Payments.   All material federal, state, local and foreign tax returns and reports of the Company and its subsidiaries required by law to be filed have been duly filed and all taxes and other fees due thereon have been paid.  No material audit, deficiency, assessment or proposed adjustment of the Company’s or its subsidiaries’ federal, state, local or foreign income or franchise taxes has occurred in the past or is pending and the Company has no knowledge of any proposed liability for any tax to be imposed upon its properties or assets. There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company or its subsidiaries.  The Company and its subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

2.15                Environmental and Safety Laws.   Other than commercially available household and office cleaning products, (a) the Company and its subsidiaries have not generated, used, transported, treated, stored, released or disposed of, and have not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any Environmental Laws (as defined below) and (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance resulting from the conduct of the Company or the use of any property or facility by the Company or its subsidiaries or, to the Company’s knowledge, any nearby or adjacent properties or facilities, that has created or could reasonably be expected to create any material liability on the part of the Company or its subsidiaries under the Environmental Laws or that would require reporting to or notification by the Company or its subsidiaries to any local, state or federal governmental authority.   “Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any local, state or federal governmental authority relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) exposure to Hazardous Substances.  “Hazardous Substances” means any toxic or hazardous materials or substances, solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum wastes and spills or releases of petroleum products and any other chemical, pollutant, contaminant, substance or waste that is regulated by any local, state or federal governmental authority under any Environmental Law.

2.16                Insurance.    Schedule 2.16 sets forth a list of all policies or binders of fire, casualty, liability, worker’s compensation, vehicular or other insurance held by the Company or its subsidiaries (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder and setting forth the aggregate amounts paid out under each such policy through the date hereof).  All such binders are in full force and effect and are from established insurers of nationally recognized responsibility insuring against such losses and risks and are in coverage amounts as are customary for corporations engaged in a similar business and similarly situated.  The Company is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion.  The Company has not received or given a notice of cancellation or nonrenewal with respect to any such policy or binder.  None of the applications for such policies or binders contain any material inaccuracy, and all premiums for such policies and binders have been paid when due.

2.17                Offering Exemption.   Based in part on the representations of the Investors set forth in Section 3 below, the offer, sale and issuance of the Shares and the Conversion Shares in conformity with the terms of this Agreement are exempt from the registration requirements of the Securities Act and are exempt from the qualification or registration requirements of applicable securities laws of any state or other jurisdiction.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or entity so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or the securities laws of any state or other jurisdiction.

2.18                Bermuda Exempted Company.   Each of the Company and Essent Reinsurance Ltd. is an “exempted company” under Bermuda law and has not conducted its business in a manner that is prohibited for “exempted companies” under Bermuda law.

2.19                Brokers or Finders.  Except for fees payable to Macquarie Capital (USA) Inc., the Company has not incurred or agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby.

2.20                Compliance with Law.   The Company and each of its subsidiaries (a) is in compliance with all statutes or laws and any judgments, orders, decrees, rules or regulations of any court or governmental authority to which the Company or any of its subsidiaries or the property of any of them is subject (“Applicable Laws”), (b) has not received any outstanding notice that it is not in compliance with, nor, to the knowledge of the Company, is the Company or any of its subsidiaries being threatened with or under investigation with respect to any failure to comply with, any Applicable Law and (c) as of each Subsequent Closing from and after the date hereof, has all licenses, permits and approvals necessary to operate an insurance, reinsurance or mortgage guaranty businesses as contemplated by the Strategic Plan as in effect at such time, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

2.21                        Certain Payments and Actions.  Neither the Company nor any of its subsidiaries has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services that is a violation of Applicable Law and that was made (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, or (b) established or maintained any fund or asset that has not been recorded in the books and records of such Person.

2.22                        Agreements with Investors.  The Company has not entered into any agreement with any Investor or its affiliates other than this Agreement and the Related Documents.

2.23                        Blocked Persons.  The Company has not been designated by the United States government as a person or entity of the types identified on the United States Treasury Department’s list of “Specially Designated Nationals and Blocked Persons” and the Company is not providing financial or material support to any such Persons.

2.24                        Strategic Plan.  All action on the part of the Company and its officers, directors and shareholders necessary for the adoption of the Strategic Plan in substantially the form provided to the Investors has been taken, and the Strategic Plan has been duly adopted by the Company and is in full force and effect.

2.25                        Conduct of Business.  The Company covenants that it shall, and shall use reasonable efforts to cause its subsidiaries and the officers, employees, representatives and agents of the Company and its subsidiaries to, act in compliance with the Operating Guidelines dated the date hereof.  For this purpose, if any Operating Guideline indicates that an activity should be conducted or should be conducted in a particular place or manner, the activity shall be conducted and/or shall be conducted in the specified place or manner.

2.26                        Company Investment Assets.

(a)                                 Except as set forth on Schedule 2.26, none of the Company Investment Assets (as defined below) is in default in the payment of principal or interest or dividends or other than temporarily impaired to any material extent.  The Company Investment Assets do not include any “margin securities” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  Neither the Company nor any of its subsidiaries is required to be registered under Regulation U.  None of the Company Investment Assets constituted a “purpose credit”  (as defined in Regulation U), nor is any such Company Investment Asset secured, “directly or indirectly,” by any “margin security” within the meaning of Regulation U. Notwithstanding anything to the contrary contained in this Agreement, the first sentence of this Section 2.26(a) is true and correct only as of the date hereof and for each Subsequent Closing is true and correct only as of the date that is fifteen (15) days prior to the date of such Subsequent Closing; provided, that as of each Closing, except as set forth on Schedule 2.26, no Company Investment Assets, individually or in the aggregate, will be in default in the payment of principal or interest or dividends or other than temporarily impaired, in each case, in such manner as could reasonably be expected to have a Material Adverse Effect on the Company Investment Assets considered together in the aggregate.

(b)                                 As used herein, “Company Investment Assets”  means any investment assets beneficially owned by the Company or any of its subsidiaries, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, limited liability company membership interests, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives, cash on hand and on deposit and all other assets acquired for investment purposes.

(c)                                  Except as set forth on Schedule 2.26, to the Company’s knowledge all Company Investment Assets held by an insurance company subsidiary constitute admitted assets of the holder pursuant to applicable insurance company investment laws.

2.27                        Investment Company; Broker-Dealer.  Neither the Company nor any of its subsidiaries maintains any separate accounts.  Neither the Company nor any of its subsidiaries conducts activities of, or is otherwise deemed under Applicable Law to control an “investment advisor” within the meaning of the United States Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the “1940 Act”), whether or not registered under the Investment Advisers Act of 1940, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder.  Except as set forth on Schedule 2.27, neither the Company nor any of its subsidiaries is an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an investment company, within the meaning of the 1940 Act and neither the Company nor any of its subsidiaries sponsors any Person that is such an “investment company”.  Neither the Company nor any of its subsidiaries conducts activities that would require it to register as a broker or dealer as such terms are defined in Section 3(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the Commission or any other governmental entity.

2.28                        Full Disclosure.  This Agreement, the schedules hereto, the Related Documents and all certificates delivered by the Company to the Investors or their attorneys or agents in connection with the transactions contemplated herein or therein, taken together, do not contain any untrue statement of a material fact or, taken together with any other information delivered or made available to the Investors, omit any material fact (other than facts recognized to be industry risks normally associated with the private mortgage insurance business or facts of a general economic character not relating solely to the Company or any of its subsidiaries or any of their respective assets) necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading; except that (a) with respect to any financial projections provided by the Company, the Company represents only that such projections were prepared in good faith and that the Company believed that there was a reasonable basis for such projections at the time such projections were made, and the Company does not in any event warrant that it will realize the projections and (b) no representation is made with respect to any forward-looking statements contained in any document or information delivered or made available to the Investors.  The Company is not aware of any fact which has not been disclosed to the Investors (other than facts recognized to be industry risks normally associated with the private mortgage insurance business or facts of a general economic character not relating solely to the Company or any of its subsidiaries or any of their respective assets) which, so far as the Company can reasonably foresee, is reasonably likely to have a Material Adverse Effect.

3.                                      Representations, Warranties and Covenant of the Investors.

As a material inducement to the Company to enter into and perform its obligations under this Agreement, each Investor, severally and not jointly, represents and warrants to the Company as of each Closing as follows:

3.1                               Authorization; Enforceability.  The Investor has all requisite power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party. All action on the part of the Investor and, as applicable, its directors, officers, members, partners and shareholders, necessary for the authorization, execution, delivery and performance of all obligations of the Investor under this Agreement and the Related Documents to which it is a party has been taken.  Each of this Agreement and the Related Documents to which it is a party constitutes the valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.2                               Investment Intent.  The Shares and the Conversion Shares will be acquired by the Investor for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution or granting of a participation right therein, in whole or in part, in violation of the Securities Act or the securities laws of any jurisdiction applicable to such Investor.

3.3                               Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

3.4                               Restricted Securities.  The Investor acknowledges and agrees that the Shares and the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.  The Investor understands that no public market now exists for any securities issued by the Company and that a public market may never exist for the Shares or the Conversion Shares.

3.5                               Investor Awareness.  The Investor is aware, understands and acknowledges that (a)  the Company has a very limited financial and operating history, (b)  such Investor’s investment in the Shares involves a substantial degree of risk of loss of the entire investment and there is no assurance of any income from such investment, (c) an investment in the Shares may potentially be subject to special tax rules under the Code (that may impose certain additional tax risks and costs), including, without limitation, the rules applicable to (i) controlled foreign corporations as provided in Code sections 951 through 964 and 1248 and (ii) passive foreign investment companies as provided in Code sections 1291 through 1298 and there can be no assurances that the U.S. federal tax consequences of an investment in the Shares to an Investor or its affiliates or the U.S. federal tax treatment to the Company or it subsidiaries will be favorable, or that such consequences will be as described in communications with the Investor, (d) any non- U.S. or U.S., federal, state and/or local income tax benefits that may be available to such Investor may be lost through the adoption of new laws or regulations or changes to existing laws and regulations, (e) because there are substantial restrictions on the transferability of the Shares, it may not be possible for such Investor to sell, transfer, assign, pledge, hypothecate or otherwise liquidate the Shares, (f) No Bermuda or United States federal or state or any other regulatory agency has passed upon the accuracy, validity or completeness of this Agreement or the Bye- laws, or made any finding or determination as to the fairness of an investment in the Shares, (g) generally, as provided in the Bye-laws and the Shareholders Agreement, an Investor shall hold the Shares subject to, and shall have the voting rights as specified in, the Bye-laws and the Shareholders Agreement as in effect from time to time and (h) the Bye-laws contain a voting cut- back provision which generally limits the voting power of certain persons so that no U.S. Person other than The Goldman Sachs Group, Inc. or a GS Transferee (as defined in the Bye-laws) can be considered a 9.5% U.S. Shareholder (as defined in the Bye-Laws).  The Investor understands that no public market now exists for the Shares or the Conversion Shares and that a public market for such securities may never exist.

3.6                               Experience; Access to Information.  The Investor is experienced in evaluating and investing in private placement transactions of securities of companies of a similar size and nature and acknowledges that such Investor can bear the economic risk of such Investor’s investment, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Shares and is making an independent decision to invest in the Shares based, among other things, upon such Investor’s independent knowledge and/or investigation of the potential tax risk, tax costs and other risks associated with an investment in the Shares.  The Investor has received a copy of the Strategic Plan and all other information that such Investor considers necessary or appropriate in determining whether to purchase the Shares. The Investor has had an opportunity to discuss the Company’s business and the Strategic Plan with management and to ask questions of the officers of the Company, which questions were answered to its satisfaction.

3.7                               Investor Voting Questionnaires.  Each Investor represents and warrants that none of the officers of such Investor have actual knowledge that the responses provided by such Investor to the investor questionnaire (the “Investor Questionnaire”) in the form attached hereto as Exhibit E are incorrect as of the date provided by such Investor and, if such officers become aware of any material change in such information before the Investor’s purchase of Shares at the Initial Closing, and thereafter through the date of any request for updated information from the Company, the Investor will promptly furnish such revised or corrected information to the Company.

3.8                               No Voting Arrangements.  Such Investor has not entered into an agreement of any kind whatsoever (other than the Shareholders Agreement) regarding the voting of the Shares or the Conversion Shares.

3.9                               Financing.  The Investor has, as of the Initial Closing and the New Investor Closing, (a) cash on hand or other immediately available funds sufficient to consummate the purchase of the Shares to be purchased by such Investor at the Initial Closing or the New Investor Closing, as applicable, hereunder and (b) cash on hand or other immediately available funds, or binding capital commitments subject to no internal or other approval (other than delivery of a customary capital call notice), sufficient to consummate the purchase of the Shares to be purchased by such Investor at each Subsequent Closing hereunder up to the full amount of such Investors’ Funding Amount.

3.10                        Brokers or Finders.  The Investor has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement and the Related Documents or any of the transactions contemplated hereby or thereby.

3.11                        Investor Location.  If the Investor is an individual, then the Investor resides in the country and state or province identified in the address of the Investor set forth on Schedule A; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the Investor in which its principal place of business is located is at the address of the Investor set forth on Schedule A.

3.12                        Representation by Foreign Investors.  If the Investor is not a U.S. Person, such Investor hereby represents that such Investor is satisfied as to the full observance of the laws of such Investor’s jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements with such Investor’s jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained by such Investor and (d) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares and receipt of Conversion Shares upon conversion of the Shares.  Such Investor’s subscription and payment for, and such Investor’s continued ownership of, the Shares will not result in such Investor violating any applicable securities laws or other laws of such Investor’s jurisdiction.

3.13                        Blocked Persons.  The Investor has not been designated by the United States government as a person or entity of the types identified on the United States Treasury Department’s list of “Specially Designated Nationals and Blocked Persons” and such Investor is not affiliated in any way with, or providing financial or material support to, any such Persons.

4.                                      Conditions to the Investors’ Obligations at the Initial Closing.

The obligation of each Investor under this Agreement to purchase and pay for the Shares being purchased by it at the Initial Closing was subject to the fulfillment or waiver (the waiver of which shall not be effective against any Investor that did not expressly consent thereto), at or prior to the Initial Closing, of the following conditions and each of the parties hereto hereby agrees that the delivery of the purchase price for the Shares purchased by any Investor hereunder shall not constitute a waiver by such Investor of any of the conditions set forth in this Section 4:

4.1                               Representations and Warranties True.  The representations and warranties of the Company contained in Section 2 of the Existing Subscription Agreement shall be true, correct and complete on and as of the Initial Closing with the same force and effect as if they had been made at such time.

4.2                               Performance.  The Company shall have performed and complied with all other conditions, covenants and agreements contained in the Existing Subscription Agreement required to be performed or complied with by it on or before the Initial Closing.

4.3                               Consents and Approvals.  Any consent required for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained.  All permits, approvals, filings and consents required to be obtained or made, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement and the Related Documents under United States federal laws, the laws of Bermuda and the laws of any other applicable state or foreign country having jurisdiction over the transactions contemplated by this Agreement and the Related Documents shall have been obtained, made or expired, as the case may be, and all such waiting periods shall have lapsed, and all such permits, approvals, filings and consents shall be in full force and effect.

4.4                               Shareholders Agreement.  The Company, the Investors and the holders of the Class B Common Shares shall have executed and delivered the Shareholders Agreement and the Shareholders Agreement shall be in full force and effect.

4.5                               Registration Rights Agreement.  The Company and the Investors shall have executed and delivered the Registration Rights Agreement and the Registration Rights Agreement shall be in full force and effect.

4.6                               Fee Agreement.  The Company and the Existing Investors shall have executed and delivered the Fee Agreement and the Fee Agreement shall be in full force and effect.

4.7                               Compliance Certificates.  The Company shall have delivered to the Investors a certificate, dated as of the Initial Closing, of its Chief Executive Officer certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.8                               Adoption of Bye-laws.  The Company shall have duly adopted the Bye-laws, which shall be in full force and effect and not further amended or modified.

4.9                               Share Plan.  The Company shall have duly adopted the Share Plan, which shall be in full force and effect, and the Class B-2 Common Shares shall have been granted thereunder to the management holders thereof as set forth on the Capitalization Chart.

4.10                        Supporting Documents.  The Company shall have delivered to the Investors copies of the following documents: (a) a certificate of the Secretary or an Assistant Secretary of the Company dated the date of the Initial Closing and certifying (i) that attached thereto is a true and complete copy of the Bye-laws of the Company as amended and in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents, and the issuance, sale and delivery of the Class A Common Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Related Documents and (iii) to the incumbency and specimen signature of each officer of the Company executing this Agreement and any Related Document, the share certificates representing the Class A Common Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (a); and (b) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Investors reasonably may request.

4.11                        Share Certificates.  The Company shall have delivered to each Investor certificates evidencing the Shares issued and sold to the Investors at the Initial Closing.

4.12                        Board of Directors.  The Company shall have taken proper corporate action to fix the size of the Board at twelve (12) members, which members shall be as set forth in the Shareholders Agreement.  In addition, the designees of the Investors shall have been elected as directors of the Company, effective as of the Initial Closing, in accordance with the terms of the Shareholders Agreement.

4.13                        Minimum Investment.  Each Investor shall have purchased and paid for the Shares to be purchased by such Investor at the Initial Closing in accordance with this Agreement.

4.14                        Blue Sky Approvals.  The Company shall have taken all actions necessary for the exemptions from the state securities laws of the jurisdictions in which the Class A Common Shares are being sold on or before the Initial Closing, or at such time thereafter as may be required or allowed by the applicable statute.

4.15                        Management Rights Letter.  The Company shall have executed and delivered a management rights letter in the form attached hereto as Exhibit F.

4.16                        Employment Agreement.  The Company shall have entered into an Employment Agreement with Mark Casale, as President and Chief Executive Officer of the Company, in form and substance reasonably acceptable to the Investors.

4.17                        Strategic Plan.  The Company shall have duly adopted the Strategic Plan in form and substance reasonably acceptable to each of the Investors, and the Strategic Plan shall be in full force and effect.

4.18                        Proceedings Satisfactory.  All proceedings taken in connection with the transactions contemplated by this Agreement and the Related Documents and all agreements, documents and certificates relating thereto shall be satisfactory in form and substance to the Investors.  Each Investor shall have received copies of such agreements, documents and certificates as such Investor may reasonably request in connection with this Agreement and the Related Documents.

5.                                      Conditions to the New Investors’ Obligations at the New Investor Closing.

The obligation of each New Investor under this Agreement to purchase and pay for the Shares being purchased by it at the New Investor Closing is subject to the fulfillment or waiver (the waiver of which shall not be effective against any New Investor that does not expressly consent thereto), at or prior to the New Investor Closing, of the following conditions and each of the parties hereto hereby agrees that the delivery of the purchase price for the Shares to be purchased by any New Investor hereunder shall not constitute a waiver by such New Investor of any of the conditions set forth in this Section 5:

5.1                               Representations and Warranties True.  The representations and warranties of the Company contained in Section 2 shall be true, correct and complete on and as of the New Investor Closing with the same force and effect as if they had been made at such time.

5.2                               Performance.  The Company shall have performed and complied with all other conditions, covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the New Investor Closing.

5.3                               Consents and Approvals.  Any consent required for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained.  All permits, approvals, filings and consents required to be obtained or made, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement and the Related Documents under United States federal laws, the laws of Bermuda and the laws of any other applicable state or foreign country having jurisdiction over the transactions contemplated by this Agreement and the Related Documents shall have been obtained, made or expired, as the case may be, and all such waiting periods shall have lapsed, and all such permits, approvals, filings and consents shall be in full force and effect.

5.4                               Shareholders Agreement.  The Company, the Investors and the holders of the Class B Common Shares shall have executed and delivered the Shareholders Agreement and the Shareholders Agreement shall be in full force and effect.

5.5                               Registration Rights Agreement.  The Company and the Investors shall have executed and delivered the Registration Rights Agreement and the Registration Rights Agreement shall be in full force and effect.

5.6                               Compliance Certificates.  The Company shall have delivered to the New Investors a certificate, dated as of the New Investor Closing, of its Chief Executive Officer certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.7                               Adoption of Bye-laws.  The Company shall have duly adopted the Bye-laws, which shall be in full force and effect and not further amended or modified.

5.8                               Supporting Documents.  The Company shall have delivered to the New Investors copies of the following documents: (a) a certificate of the Secretary or an Assistant Secretary of the Company dated the date of the New Investor Closing and certifying (i) that attached thereto is a true and complete copy of the Bye-laws of the Company as amended and in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents, and the issuance, sale and delivery of the Class A Common Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Related Documents and (iii) to the incumbency and specimen signature of each officer of the Company executing this Agreement and any Related Document, the share certificates representing the Class A Common Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (a); and (b)  such additional supporting documents and other information with respect to the operations and affairs of the Company as the New Investors reasonably may request.

5.9                               Share Certificates.  The Company shall have delivered to each New Investor certificates evidencing the Shares issued and sold to the New Investors at the New Investor Closing.

5.10                        Blue Sky Approvals.  The Company shall have taken all actions necessary for the exemptions from the state securities laws of the jurisdictions in which the Class A Common Shares are being sold on or before the New Investor Closing, or at such time thereafter as may be required or allowed by the applicable statute.

5.11                        Management Rights Letter.  The Company shall have executed and delivered a management rights letter in the form attached hereto as Exhibit F.

5.12                        Opinion of Counsel.  The New Investors’  shall have received an opinion of Bermuda counsel to the Company in form and substance reasonably acceptable to the New Investors.

5.13                        Proceedings Satisfactory.  All proceedings taken in connection with the transactions contemplated by this Agreement and the Related Documents and all agreements, documents and certificates relating thereto shall be satisfactory in form and substance to the New Investors.  Each New Investor shall have received copies of such agreements, documents and certificates as such New Investor may reasonably request in connection with this Agreement and the Related Documents.

6.                                      Conditions to the Investors’ Obligations at each Subsequent Closing.

The obligation of each Investor under this Agreement to purchase and pay for the Shares to be purchased by it at each Subsequent Closing is subject to the fulfillment or waiver (the waiver of which shall not be effective against any Investor that does not expressly consent thereto), at or prior to such Subsequent Closing, of the following conditions and each of the parties hereto hereby agrees that the delivery of the purchase price for the Shares to be purchased by any Investor hereunder shall not constitute a waiver by such Investor of any of the conditions set forth in this Section 6:

6.1                               Representations and Warranties True.  The representations and warranties of the Company contained in Sections 2.1, 2.4, 2.5, 2.6(b) (other than the last sentence thereof), 2.8, 2.9, 2.17, 2.18, 2.19, 2.20, 2.23 and 2.24 shall be true, correct and complete, without giving effect to any exceptions set forth on the Disclosure Schedule delivered to the Investors pursuant to Section 6.6, on and as of such Subsequent Closing with the same force and effect as if they had been made at such time, except, in the case of Section 2.20, where the Company reasonably expects and intends such failure to be remedied by the additional investment of the Investors at such Subsequent Closing.

6.2                               Performance.  The Company shall have performed and complied with all other conditions, covenants and agreements contained in this Agreement required to be performed or complied with by it on or before such Subsequent Closing.

6.3                               Consents and Approvals.  Any consent required for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained.  All permits, approvals, filings and consents required to be obtained or made, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement and the Related Documents under United States federal laws, the laws of Bermuda and the laws of any other applicable state or foreign country having jurisdiction over the transactions contemplated by this Agreement and the Related Documents shall have been obtained, made or expired, as the case may be, and all such waiting periods shall have lapsed, and all such permits, approvals, filings and consents shall be in full force and effect.

6.4                               Compliance Certificates.  The Company shall have delivered to the Investors a certificate, dated as of such Subsequent Closing, of its Chief Executive Officer certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

6.5                               Capitalization Chart.  The Company shall have delivered to the Investors a supplemental Capitalization Chart setting forth a list of all holders of Company Securities and their holdings of Company Securities immediately before such Subsequent Closing and immediately after such Subsequent Closing, and such capitalization chart shall be true, correct and complete.

6.6                               Disclosure Schedule.  The Company shall have delivered to the Investors a Disclosure Schedule, arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Section 2, describing in reasonable detail any exceptions to any representation or warranty of the Company contained in Section 2 as of such Subsequent Closing and indicating if such exception relates to a representation or warranty the accuracy of which is a condition to the obligations of the Investors pursuant to Section 6.1, and such Disclosure Schedule shall be true, correct and complete.

7.                                      Conditions to the Company’s Obligations at each Closing.

The obligations of the Company under this Agreement are subject to the satisfaction (or waiver in writing by the Company) on or before each Closing of each of the following conditions:

7.1                               Representations and Warranties True.  The representations and warranties of the Investors contained in Section 3 (other than Section 3.7) shall be true, correct and complete on and as of such Closing with the same force and effect as if they had been made at such time.

7.2                               Performance.  The Investors shall have performed and complied with all other conditions, covenants and agreements contained in this Agreement (other than the failure of an Investor to invest its Pro Rata Share of any Draw pursuant to Section 1.4) required to be performed or complied with by them on or before such Closing.

7.3                               Related Documents.  The Investors and all other parties thereto shall have executed and delivered to the other parties each of the Related Documents to which they are a party.

7.4                               Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States, Bermuda or of any state or other jurisdiction that are required in connection with the lawful issuance and sale of the Shares and the Conversion Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of such Closing.

7.5                               Exchange of Notes.  With respect to the Initial Closing, all Notes to be tendered to the Company in payment for Shares pursuant to this Agreement shall have been delivered to the Company in exchange for the Shares to be issued by the Company in full repayment of all indebtedness evidenced thereby.

8.                                      Indemnification.

8.1                               Indemnification by the Company.  The Company shall indemnify, defend and hold harmless each Investor and their respective officers, directors, successors and assigns (collectively, the “Investor Indemnified Parties”), from and against, and will pay to any Investor Indemnified Party the amount of, any and all claims, demands, proceedings, losses, damages (but specifically excluding indirect, special, incidental, consequential and punitive damages except to the extent arising out of a third party claim), penalties, liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including without limitation, costs of investigating, preparing or defending any such claim or proceeding and reasonable legal fees and disbursements), as and when incurred by such Investor Indemnified Party and whether or not involving a third party claim (collectively, “Losses”), incurred or suffered by any of the Investor Indemnified Parties, arising out of or relating to (a) any inaccuracy of any representation or warranty of the Company contained in this Agreement or in any Related Document (including all schedules, exhibits and annexes hereto and thereto) as in effect at the time of such Investor’s purchase of Shares hereunder (assuming, for such purpose, that this Amended and Restated Class A Common Share Subscription Agreement was in effect at the time of each Post-Disclaimer Share Purchase) or in any certificate or document delivered by the Company in connection therewith and (b) any breach of any covenant or agreement of the Company contained in this Agreement or any Related Document.

8.2                               Indemnification by Investor.  Each Investor, severally but not jointly, shall indemnify, defend and hold harmless the Company from and against any and all Losses incurred or suffered by the Company arising by reason of or resulting from (a) any inaccuracy of any representation or warranty of such Investor contained in this Agreement or in any Related Document (including all schedules, exhibits and annexes hereto and thereto) or in any certificate or document delivered in connection therewith and (b) any breach of any covenant or agreement of such Investor contained in this Agreement or any Related Document as in effect at the time of such Investor’s purchase of Shares hereunder (assuming, for such purpose, that this Amended and Restated Class A Common Share Subscription Agreement was in effect at the time of each Post-Disclaimer Share Purchase), in each case other than Section 3.7 of this Agreement, Bye-law 38 and any covenant or agreement for which remedies are provided and expressly stated to be the exclusive remedies for such breach.

8.3                               Indemnification Procedures.

(a)                                 Promptly upon receipt by a party indemnified under this Section 8 (an “Indemnified Party”) of notice of the commencement of any action against such Indemnified Party (a “Third Party Action”) in respect of which indemnity or reimbursement may be sought against a party or parties required to make indemnification hereunder (an “Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement of such Third Party Action, but the failure so to notify the Indemnifying Party shall not relieve it of any liability which it may have to any Indemnified Party under this Section 8, except to the extent that such failure actually and materially adversely affects the defense of such Third Party Action.  In case notice of commencement of any such Third Party Action shall be given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to assume the defense of such action at its own expense, with counsel chosen by it that is reasonably satisfactory to the Indemnified Party; provided, that:

(i)                                     the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (except as otherwise provided herein) to assist in the handling of such Third Party Action; and

(ii)                                  no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld unless such judgment or settlement (A) includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action, (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party and (C) does not impose injunctive or other equitable relief against the Indemnified Party.

Except as set forth in the following sentence, after written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any fees and expenses of counsel subsequently incurred by the Indemnified Party attributable to defending against such Third Party Action and (ii) as long as the Indemnifying Party is reasonably contesting such Third Party Action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If (A) the Indemnifying Party does not assume control of the defense of such Third Party Action or ceases to defend such Third Party Action in accordance with this Section 8.3(a) or (B) the Indemnified Party determines in good faith that representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), then, in each case the Indemnified Party shall have the right to defend such Third Party Action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with this Section 8; provided that (i) the Indemnifying Party shall be obligated to reimburse the Indemnified Parties for the costs and expenses of only a single counsel in each relevant jurisdiction for such Third Party Action and any matters related thereto and (ii) the Indemnified Party shall not settle or resolve such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The reimbursement of fees and expenses of counsel required by this Section 8 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)                                 If an Indemnified Party becomes entitled to any indemnification from an Indemnifying Party, such indemnification shall be made in cash upon demand, unless the Indemnifying Party is disputing the right of such Indemnified Party to indemnification hereunder.  If the Indemnifying Party has indemnified the Indemnified Party pursuant to this Section 8, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to any claims to which such indemnification relates to the extent that Losses in respect of such claims have been satisfied in full by the Indemnifying Party.

(c)                                  The right to indemnification for inaccuracy of any representations or warranties in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (except for those matters set forth in the Disclosure Schedule to the extent such disclosures modify such representations and warranties) or capable of being acquired by any party at any time, whether before or after the date hereof.

9.                                      General.

9.1                               Confidentiality.

(a)                                 Each Investor and the Company agrees that (i)  this Agreement, the Related Documents and the terms and conditions hereof and thereof, (ii) any documentation or information relating to the transactions contemplated by this Agreement and the Related Documents, (iii) the Strategic Plan and (iv) any other confidential or non-public information relating to the Company or any other Investor or its business disclosed to such Investor in connection with or as a result of such Investor’s investment in the Company, in each case whether or not in writing (collectively, the “Confidential Information”), is confidential and shall not be disclosed to any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof (“Person”) or used for any purpose other than in connection with the transactions contemplated by this Agreement, the Strategic Plan and the Related Documents.  Notwithstanding the foregoing, nothing herein will prevent the disclosure of Confidential Information (A) of the Company by an Investor to other Investors, (B) as required by applicable law or pursuant to the request of any court, arbitrator or governmental or self-regulatory body, agency or official, (C) to the extent that such information becomes publicly available other than by reason of violation of this paragraph, (D) of the Company by an Investor to such Investor’s partners, members, directors, officers, employees, affiliates and advisers (“Representatives”) who (1) need to know such information in connection with the transactions contemplated by this Agreement and the Related Documents or (2) require such information for purposes of internal compliance or evaluating an investment in the Company or such Investor and, in each case, who have been informed by such Investor of the confidential nature of such information and directed to treat such information confidentially or (E) of the Company with the prior written consent of the Company.

(b)                                 Each party agrees that a breach by it of the terms of this Section 9.1 could result in irreparable harm to the other parties, for which money damages would be inadequate, and that therefore any other party shall be entitled to seek the remedy of specific performance and other equitable relief in connection with any such breach or threatened breach.

(c)                                  Notwithstanding anything to the contrary set forth in this Section 9.1, any Investor and its Representatives or other agents may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Related Documents and all materials of any kind (including, without limitation, opinions and other tax analyses) that are provided to any Investor or the Company relating to such tax treatment and tax structure.

(d)                                 The foregoing provisions of this Section 9.1 shall terminate on the second anniversary of the earlier of (i) the closing of an initial public offering of the Company’s equity securities and (ii) the consummation of a Sale Transaction (as defined in the Bye-Laws).

9.2                               Public Statements.  Except with the prior written consent of the Major Investors or as required by applicable law, the Investors will not, and each will direct its employees, agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to the transactions contemplated by this Agreement or the Related

Documents or any of the terms, conditions or other matters set forth herein.  In no event shall any such comment, statement or communication name, or include a reference to, a particular Investor (or any Affiliate or investment advisor of a particular Investor) without the prior consent of such Investor.

9.3                               Survival.  All representations and warranties made by any party in this Agreement and the Related Documents or pursuant hereto or thereto shall survive any investigation made at any time by or on behalf of any other party and shall survive the Closings.  The covenants and agreements set forth in this Agreement and the Related Documents shall survive the Closings and shall continue until all obligations set forth therein shall have been performed or satisfied or they shall have terminated in accordance with their terms.

9.4                               Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any other Investor in making its investment decision to invest in the Company.  Each Investor agrees that no other Investor nor the respective controlling persons, officers, directors, partners, agents or employees of any other Investor shall be liable to such Investor for any losses incurred by such Investor in connection with its investment in the Company.

9.5                               Use of Proceeds.  The Company shall use the cash proceeds from the sale of the Shares to pay all transaction expenses in connection with the issuance of the Shares, to make contributions to the capital of its subsidiaries to the extent necessary or advisable in furtherance of their respective business operations, to make dividends to shareholders or redeem outstanding Company Securities to the extent contemplated by the Repurchase Agreement and for general working capital purposes.

9.6                               Expenses.  Each party shall bear its own expenses incurred with respect to this Agreement, the Related Documents and the transactions contemplated hereby and thereby; provided, however, that the Company shall pay the reasonable out of pocket costs and expenses of the New Investors (including reasonable fees and disbursements of legal counsel) incurred on or prior to the New Investor Closing, up to an aggregate maximum amount of $75,000.

9.7                               Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any Shares or Conversion Shares).  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Investor other than (a)  by any Investor to a transferee of such Investor’s Shares in any transaction permitted under the terms of the Shareholders Agreement and (b) by any of the Major Investors or their respective affiliates of up to $50,000,000 of their respective Funding Amounts (less the original issue price of any Class A Common Shares transferred by such Major Investor pursuant to Section 3(a)(ii) of the Shareholders Agreement) to any of their respective limited partners or other passive co-investors under common investment management, provided, that such Major Investor exercises all rights (including, without limitation, any voting or consent rights) under, and will be subject to all obligations and liabilities (including the unfunded Funding Amounts) associated with, any Company Securities acquired by such limited partners or co-investors.  In the case of any assignment by a Major Investor pursuant to this Section 9.7, (i) such Major Investor shall inform the Company and the Investors of such assignment, (ii) the assignee shall, upon and as a condition to such assignment, execute and deliver to the Company a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement subject to the obligations applicable to the Investors pursuant to the terms set forth herein and (iii) Schedule A shall be revised accordingly.  Any attempted assignment made in contravention of this Agreement shall be null and void and of no force or effect.

9.8                               Amendment.  Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, the Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares and each of the Major Investors; provided, that (a) no amendment increasing the Funding Amount of any Investor shall be effective without the affirmative vote or written consent of such Investor, (b)  no amendment of any provision of this Agreement providing for the forfeiture of rights or the imposition or availability of other remedies as a result of any failure by an Investor to purchase additional Shares in response to a Draw shall be effective without the written consent of all of the Investors (including any Defaulting Investors), (c) no amendment which adversely affects the rights or obligations of any Investor under this Agreement or any Related Document in a manner disproportionate to other holders of Shares or Conversion Shares, as applicable, shall be effective without the affirmative vote or written consent of such adversely and disproportionately affected Investor and (d) no modification or amendment which increases any Investor’s obligations to make payments to or on behalf of the Company or requires any Investor to assume additional liabilities in connection with its ownership of Company Securities shall be effective without the written consent of such Investor. Any amendment or waiver effected in accordance with this Section 9.8 shall be binding upon each holder of Shares and Conversion Shares and each future holder of all such securities and the Company.

9.9                               Injunctive Relief.  The Investors and the Company acknowledge and agree that, in view of the uniqueness of the Shares and the Conversion Shares, damages at law would be insufficient for breach by the Company of any of its covenants in this Agreement.  Accordingly, the Company agrees that in the event of breach or threatened breach by the Company of any provisions of this Agreement, the Investors shall be entitled to equitable relief in the form of an order to specifically perform or an injunction to prevent irreparable injury, without being required to provide security or post bond.  Nothing herein shall be construed as prohibiting any party hereto from, pursuing solely or in addition any other remedies, including damages, for breach or threatened breach of this Agreement.

9.10                Taxes.

(a)                                 The Company intends to operate in a manner so that it will not become a passive foreign investment company (“PFIC”) as such term is defined in section 1297 of the Code.  In the event that the Company believes that it may be or become a PFIC, the Company shall, at its own expense, immediately provide each Investor with written notice that it may be or become a PFIC. Additionally, at the Company’s expense, the Company shall provide an Investor, upon request, sufficient information for a U.S. Person to make a timely qualified electing fund election as set forth in Section 1293 of the Code (a “QEF Election”). Notwithstanding the foregoing, if the Company is treated as a PFIC for any tax year, not later than the first day of the fifth month of each subsequent tax year the Company shall provide each Investor, at the Company’s expense, with a PFIC Annual Information Statement and any other information or representations that any U.S. Person that directly or indirectly holds an interest in such Investor requires to make or maintain a timely QEF Election for the previous tax year.

(b)                                 The Company will provide prompt written notice to each Investor if at any time the Company becomes aware that it or any subsidiary has become or ceases to be a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the Code.  The Company believes that it should be characterized as a CFC at the time of the Initial Closing and the New Investor Closing and each Investor should consider this Agreement as notice required by the previous sentence.  For any year with respect to which the Company is treated as a CFC, at the request of any Investor, or if the Company shall have determined, in its good faith discretion, that any U.S. Person that directly or indirectly holds shares in the Company (within the meaning of Section 958(a) of the Code) is a 9.5% U.S. Member (as defined in the Bye-laws), the Company shall furnish to the applicable Investor, upon its request, (i) no later than the first day of the fourth month of the following tax year, and at the Company’s expense, all information necessary to satisfy the U.S. income tax return filing requirements of such Investor (and each “United States shareholder” of the Company as defined by Section 951(b) of the Code that owns a direct or indirect interest (a “U.S. Shareholder”) in such Investor), including without limitation the information necessary to complete Internal Revenue Service Form 5471, arising from its investment in the Company and relating to the Company’s classification as a CFC and (ii) quarterly estimates of the Company’s and each subsidiary’s “subpart F income”, as such term is defined in Section 952 of the Code.  Upon written request of an Investor from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing a report prepared by an internationally recognized accounting firm analyzing the direct and indirect U.S. Shareholders of the Company for the purposes of a CFC/U.S. Shareholder analysis.  The Company acknowledges and agrees that assuming the accuracy of each Investor Questionnaire, as of the Initial Closing, with the exception of The Goldman Sachs Group, Inc. and its affiliates, it will not treat any U.S. Person that directly or indirectly holds shares in the Company within the meaning of Section 958(a) of the Code through any Investor as a 9.5% U.S. Member (as defined in the Bye-laws).

(c)                                  The Company shall from time to time (and at least annually) use commercially reasonable efforts to determine whether United States shareholders will be required to include in income related party insurance income (“RPII”), as such term is defined in Section 953(c) of the Code.  The Company shall, at its own expense, immediately notify each Investor in writing if it determines that United States shareholders will be required to include RPII in income.  Additionally, if the Company determines that its United States shareholders (as defined by Section 953(c)(1)(A) of the Code) will be required to include in income RPII for any taxable year, no later than the first day of the fifth month of the following tax year, the Company shall, at its own expense, provide each Investor with all information necessary to satisfy the U.S. income tax filing requirements of such Investor (and each United States shareholder (as defined by Section 953(c)(1)(A) of the Code) that owns a direct or indirect interest in such Investor), including without limitation the information necessary to complete Internal Revenue Service Form 5471, arising from its investment in the Company and relating to the requirement to include in income RPII as a result of such investment.

9.11                        Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

9.12                        No Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

9.13                        Jury Trial Waiver.  To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

9.14                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

9.15                        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address as set forth on the signature page hereof and to an Investor at the Investor’s address set forth on Schedule A attached hereto or at such other address as the Company or an Investor may designate by ten (10) days advance written notice to the other parties hereto.

9.16                        Severability.  If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.  If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 9.16, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

9.17                                Joinder of Management Investors.  If, at any time on or prior to December 31, 2010, the Board determines to issue and sell additional Class A Common Shares to and accept additional Funding Amounts from members of management of the Company or its subsidiaries, upon and as a condition to such issuance and sale, each additional management Investor shall execute and deliver to the Company a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement subject to the obligations applicable to the Investors pursuant to the terms set forth herein.  In such event, Schedule A to this Agreement may be appropriately amended by the Board without the requirement of any consent of the Investors.

9.18                        Entire Agreement.  This Agreement and the documents, schedules and exhibits referred to herein or executed and delivered in connection herewith (including without limitation the Side Agreement among the Company and the Investors dated as of the date hereof) constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof and thereof.  No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  All schedules and exhibits hereto are hereby incorporated herein by reference.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.19                        Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

9.20                        General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement.  No rule of strict construction will be applied against any Person. For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)                                 any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)                                 the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)                                  references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(d)                                 any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

(e)                                  any reference to the “Company” shall mean the Company, acting through its authorized officers or the Board and shall not, unless otherwise expressly indicated or as required by Applicable Laws, mean the Shareholders or Members or imply any action or approval thereby.

9.21                        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile or .pdf signatures.

9.22                        Existing Subscription Agreement.  The Existing Subscription Agreement is amended and restated in its entirety by this Agreement, and shall be of no further force or effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Class A Common Share Subscription Agreement as of the date first above written.

COMPANY:

ESSENT GROUP LTD.

By:	/s/ Mark A. Casale
Name: Mark Casale
Title:. President

Address:	Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCRIPTION AGREEMENT]

INVESTORS:

ESSENT INTERMEDIATE, L.P.

By:	/s/ Joseph Gantz
	Name:	Joseph Gantz
	Title:	Director, PBRA (Cayman) Company

PINEBROOK ESSENT CO-INVEST, L.P.

By:	/s/ Joseph Gantz
	Name:	Joseph Gantz
	Title:	Director, PBRA (Cayman) Company

THE GOLDMAN SACHS GROUP, INC.

By:	/s/
Name:
Title:

ALDERMANBURY INVESTMENTS LIMITED

By:	/s/ Ian Lyall
	Name:	Ian Lyall
	Title:	Director

VALORINA LLC
By:	PineBrook Road Associates (Cayman), L.P.
Its Manager

By:	/s/ Joseph Gantz
	Name:	Joseph Gantz
	Title:	Director, PBRA (Cayman) Company
as General Partner

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCRIPTION AGREEMENT]

RENAISSANCERE VENTURES LTD.

By:	/s/ John D. Nichols, Jr.
	Name:	John D. Nichols, Jr.
	Title:	EVP

PPF HOLDINGS II LTD.
By:	PartnerRc Principal Finance Inc.
Its Investment Advisor

By:	/s/ Steven Palmer
	Name:	Steven Palmer
	Title:	Managing Director

HSBC EQUITY PARTNERS USA, L.P.
By:	HSBC Equity Investors USA, L.P.,
Its General Partner
By:	HSBC Equity GP, LLC,
Its General Partner
By:	HSBC Capital (USA) 1nc.,
Its Managing Partner

By:	/s/ Andrew Trigg
	Name:	Andrew Trigg
	Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCRIPTION AGREEMENT]

HSBC PRIVATE EQUITY PARTNERS II USA LP
By:	HSBC Private Equity Investors II, L.P.,
as General Partner
By:	HSBC PEP II GP, LLC,
as General Partner
By:	HSBC Capital (USA) Inc.,
Its Sole Member

By:	/s/ Andrew Trigg
	Name:	Andrew Trigg
	Title:	Director

ITHAN CREEK MASTER INVESTMENT PARTNERSHIP (CAYMAN) II, L.P.
By:	Wellington Management Company, LLP
as investment advisor

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.
By:	Wellington Management Company, LLP
as investment advisor

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

By:	/s/ Mark Casale
	Name:	Mark Casale

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCR.IPTION AGREEMENT]

By:	/s/ Paul Wollmann
	Name:	Paul Wollmann

By:	/s/ Peter Simon
	Name:	Peter Simon

By:	/s/ David Weinstock
	Name:	David Weinstock

By:	/s/ Wayne Throgmorten
	Name:	Wayne Throgmorten

By:	/s/ Susan Meserva
	Name:	Susan Meserva

By:	/s/ Guy DiSimplico
	Name:	Guy DiSimplico

By:	/s/ Becky Moore
	Name:	Becky Moore

By:	/s/ Antonia Pollick
	Name:	Antonia Pollick

By:	/s/ Ellen Rottiers
	Name:	Ellen Rottiers

By:	/s/ Malia Young Shelton
	Name:	Malia Young

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCR.IPTION AGREEMENT]

By:	/s/ Vijay Bhasin
	Name:	Vijay Bhasin

By:	/s/ Jeffrey Cashmer
	Name:	Jeffrey Cashmer

By:	/s/ Wei Ding
	Name:	Wei Ding

By:	/s/ Mary Gibbons
	Name:	Mary Gibbons

By:	/s/ Theodore Gray
	Name:	Theodore Gray

By:	/s/ William Kaiser
	Name:	William Kaiser

By:	/s/ Adolfo Marzol
	Name:	Adolfo Marzol

By:	/s/ Lawrence McAlee
	Name:	Lawrence McAlee

By:	/s/ George Nebel
	Name:	George Nebel

By:	/s/ Anthony Shore
	Name:	Anthony Shore

By:	/s/ Andrew Widman
	Name:	Andrew Widman

[SIGNATURE PAGE TO AMENDED AND RESTATED CLASS A COMMON SHARE SUBSCR.IPTION AGREEMENT]